AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION ("Plan") is made this 9th day of June, 2002, among Suncrest Global Energy Corp. (fka, Galaxy Specialties, Inc.), a Nevada corporation ("Suncrest"); Coyote Oil Company, Inc., a Nevada corporation, (hereinafter referred to as "Coyote Oil") and their Shareholders (hereinafter collectively referred to as "Shareholders").

      Suncrest wishes to acquire all the issued and outstanding stock of Coyote Oil for and in exchange for stock of Suncrest, in a stock-for-stock transaction intending to qualify as a tax-free exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. The parties intend for this Plan to represent the terms and conditions of such tax-free reorganization, which Plan the parties hereby adopt.

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, IT IS AGREED:

                            Section 1

                        Terms of Exchange

      1.1 Number of Shares. At the Closing, the Shareholders will assign, transfer, and deliver to Suncrest, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature or description, 10,000,000 shares of Coyote Oil common shares, which represents 100% of the issued and outstanding shares of Coyote Oil, in exchange for 2,000,000 shares of Suncrest's preferred shares, par value $.01, of which 2,000,000 preferred shares shall be delivered at the Closing and subject to the provisions of this Plan. Subsequent to the date hereof, the Shareholders shall, upon the surrender of the Coyote Oil certificates representing its beneficial and record ownership of the issued and outstanding shares of Coyote Oil to Suncrest or as soon as practicable hereafter, and pursuant to the exemptions from the registration provisions of Section 5 of the Securities Act of 1933, provided by Sections 3 and 4 of that act, the Shareholders shall be entitled to receive an exchange certificate(s) evidencing shares of Suncrest stock as provided for herein. Upon the consummation of the transaction contemplated herein, Coyote Oil shall be a wholly-owned subsidiary of Suncrest.

      1.2 Registration of Suncrest Shares. In the event that within one (1) year from the date hereof, Suncrest undertakes to file a Registration Statement under the Securities Act of 1933, as amended, for the purpose of offering and/or selling a minimum of one hundred thousand dollars ($100,000) of common stock in any single registered offering, then if practicable, and subject to the amount of the underwriter(s) the Shareholders shall have the right to include a portion of the shares in the Registration Statement. Said "Piggy Back" registration right shall allow the Shareholders to offer for sale under the Registration Statement a minimum of thirty percent (30%) of the total shares being offered under such Registration Statement by Suncrest.
That percentage may be increased by the mutual consent of Suncrest, the Shareholders and the underwriters(s).

      1.3 Anti-Dilution. For all relevant purposes of this Plan, the number of Suncrest shares to be issued and delivered pursuant to this Plan, shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split, recapitalization, or similar change in Suncrest common stock, which may occur before the execution of the Plan.

      1.4 Delivery of Certificates. The Shareholders shall transfer to Suncrest at the closing provided for in Section 2 (the "Closing") 10,000,000 shares of common stock of Coyote Oil listed opposite their respective names on Exhibit A hereto (the "Coyote Oil Shares") in exchange for shares of the common stock of Suncrest as outlined above in Section 1.1 hereof (the "Suncrest Stock"). All of such shares of Suncrest Stock shall be issued at the closing to the Shareholders. The transfer of Coyote Oil Shares by the Shareholders shall be effected by the delivery to Suncrest at the Closing of one or more certificates representing the Coyote Oil shares, endorsed in blank or accompanied by stock powers executed in blank.

      1.5 Further Assurances. Subsequent to the execution hereof, and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as Suncrest may reasonably request in order to more effectively sell, transfer and assign clear title and ownership in the Coyote Oil Shares to Suncrest.

                            Section 2

                             Closing

      2.1 Closing. The Closing contemplated by Section 1.4 shall be held at the law office of Daniel W. Jackson, 2157 Lincoln Street, Salt Lake City, Utah on or before June 10, 2003 or at such other time or place as may be mutually agreed upon in writing by the parties. The Closing may also be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives. In any event, the closing of the transactions contemplated by this Plan shall be effected as soon as practicable after all of the conditions contained herein have been satisfied.

      2.2 Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged, and delivered) any agreements, resolutions, rulings, or other instruments required by this Plan to be so delivered at or prior to Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transaction contemplated hereby.

                            Section 3

      Representations, Warranties and Covenants of Suncrest

      Suncrest represents and warrants to, and covenants with, the Shareholders and Coyote Oil as follows:

      3.1 Corporate Status. Suncrest is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Suncrest has full corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business on all material respects as it is now being conducted, and there is no other jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification. Included in the Suncrest schedules (defined below) are complete and correct copies of its Articles of Incorporation and Bylaws as in effect on the date hereof. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Suncrest's Articles of Incorporation or Bylaws. Suncrest has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise, to authorize the execution and delivery of this Plan.

      3.2 Capitalization. The authorized capital stock of Suncrest as of the date hereof consists of 70,000,000 common shares, par value $.001. As of the date hereof there are 18,050,000 common shares of Suncrest issued and outstanding and no preferred shares issued and outstanding. The foregoing shares constitute fully paid, non-assessable shares.

      3.3 Options and Rights. Suncrest has no stock options outstanding at this time.

      3.4  Financial Statements.

            (a) Suncrest hereby warrants and covenants to Coyote Oil that the audited financial statements for the years ended June 30, 2002 and 2001, fairly and accurately represent the financial condition of Suncrest and that the same will be prepared along with the period ended as of the date of Closing, for consolidation by an independent public accountant, which shall be prepared in accordance with generally accepted accounting principles consistently applied, on or before the expiration of ninety days from the date of Closing.

            (b) Suncrest hereby warrants and represents that the audited financial statements for the periods set forth in subparagraph (a), supra, fairly and accurately represent the financial condition of Suncrest as submitted heretofore to Coyote Oil for examination and review.

      3.5 Conduct of Business. Suncrest will use its best efforts to maintain and preserve its business organization, employee relationships and goodwill intact, and will not, without the prior written consent of Coyote Oil, enter into any material commitments except in the ordinary course of business.

      Suncrest will conduct itself in the following manner pending the
Closing:

            (a) Certificate of Incorporation and Bylaws. The only change that will be made in the Articles of Incorporation will be changing the name to Suncrest Global Energy Corp. and a change in the authorized common stock of the company including the creation of a preferred class of stock. The Bylaws of Suncrest shall not be amended.

            (b) Capitalization, etc. Except for the amendment abovementioned above, Suncrest will not change its authorized or issue shares of any class, declare or pay ay dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its shares of any class.

      3.6 Title to Property. Suncrest has good and marketable title to all of its properties and assets, real and personal, proprietary or otherwise, as will be reflected in the balance sheets of Suncrest, and the properties and assets of Suncrest are subject to no mortgage, pledge, lien or encumbrance, unless as otherwise disclosed in its financial statements.

      3.7 Litigation. There are no material actions, suits, or proceedings, pending, or, to the best knowledge of Suncrest, threatened by or against or affecting Suncrest at law or in equity, or before any governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; Suncrest does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, warrant, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

      3.8 Books and Records. From the date hereof until closing, and for any reasonable period subsequent thereto, Suncrest and its present management will
(I) give to the Shareholders and Coyote Oil, or their duly authorized representatives, full access, during normal business hours, to all of its books, records, contracts and other corporate documents and properties so that the Shareholders and Coyote Oil, or their duly authorized representatives, may inspect them; and (ii) furnish such information concerning the properties and affairs of Suncrest as the Shareholders and Coyote Oil, or their duly authorized representatives, may reasonably request.

      3.9 Confidentiality. Until the Closing (and thereafter if there is no Closing), Suncrest and its representatives will keep confidential any information which they obtain from the Shareholders or from Coyote Oil concerning its properties, assets and the proposed business operations of Coyote Oil. If the terms and conditions of this Plan imposed on the parties hereto are not consummated on or before 5:00 p.m. MST on July 1, 2003 or otherwise waived or extended in writing to a date mutually agreeable to the parties hereto, Suncrest will return to Coyote Oil all written matter with regard to Coyote Oil obtained in connection with the negotiations or consummation of this Plan.

      3.10 Conflict with Other Instruments. The transactions contemplated by this Plan will not result in the breach of any term or provision of, or constitute a default under any indenture, mortgage, deed of trust, or any material agreements or instrument to which Suncrest was or is a party, or to which any of its assets or operations are subject, and will not conflict with any provision of the Articles of Incorporation or Bylaws of Suncrest.

      3.11 Corporate Authority. Suncrest has full corporate power and authority to enter into this Plan and to carry out its obligations hereunder and will deliver to the Shareholders and Coyote Oil, or their respective representatives, at the Closing, a certified copy of resolutions of its Board of Directors authorizing execution of this Plan by its officers and performance thereunder.

      3.12 Special Covenants and Representations Regarding the Exchanged Suncrest Stock. The consummation of this Plan and the transactions herein contemplated include the issuance of the exchanged Suncrest shares to the Shareholders, which constitutes an offer and sale of securities under the Securities Act of 1933, as amended, and applicable states' securities laws. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus requirements of such statutes which depend inter alia on the circumstances under which the Shareholders acquire such securities. In connection with the reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing, Shareholders shall cause to be delivered to Suncrest a Letter(s) of Investment Intent in the form attached hereto as Exhibit B and incorporated herein by reference.

      3.13 Undisclosed or Contingent Liabilities. Suncrest hereby represents and warrants that it has no undisclosed or contingent liabilities which have not been disclosed to Coyote Oil.

      3.14 Information. The information concerning Suncrest set forth in this Plan, and the Suncrest schedules attached hereto, are complete and accurate in all material respects and do not contain, or will not contain, when delivered, any untrue statement or a material fact or omit to state a material fact the omission of which would be misleading to Coyote Oil or the shareholders of Coyote Oil in connection with this Plan.

      3.15 Title and Related Matters. Suncrest has good and marketable title to all of its properties, interests in properties, and assets, real and personal, which are reflected, or will be reflected, in the Suncrest balance sheets, free and clear of any encumbrances.

      3.16 Contracts or Agreements. Suncrest is not bound by any material contracts, agreements or obligations which it has not already disclosed to Coyote Oil in writing.

      3.17 Governmental Authorizations. Suncrest has all licenses, permits and other government authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities laws, no authorization, approval, consent or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Suncrest of this Plan and the consummation by Coyote Oil of the transactions contemplated hereby.

      3.18 Compliance with Laws and Regulations. Suncrest has complied with all applicable statutes and regulations of any federal, state, or other applicable jurisdiction or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Suncrest or except to the extent that noncompliance would incur any material liability, not otherwise disclosed to Coyote Oil.

      3.19 Approval of Plan. The Board of Directors of Suncrest has authorized the execution and delivery of this Plan by Suncrest and have approved the Plan and the transactions contemplated hereby. Suncrest has full power, authority, and legal right to enter into this Plan and to consummate the transactions contemplated hereby.

      3.20 Investment Intent. Suncrest is acquiring the Coyote Oil Shares to be transferred to it under this Plan for investment and not with a view to the sale or distribution thereof, and Suncrest has no commitment or present intention to liquidate Coyote Oil or to sell or otherwise dispose of the Coyote Oil Shares.

      3.21 Unregistered Shares and Access to Information. Suncrest understands that the offer and sale of the Coyote Oil Shares have not been registered with or reviewed by the Securities and Exchange Commission under the Securities Act of 1933, as amended, or with or by any state securities law administrator, and no federal, state securities law administrator has reviewed or approved any disclosure or other material concerning Coyote Oil or the Coyote Oil Shares. Suncrest has been provided with and reviewed all information concerning Coyote Oil, the Coyote Oil Shares as it has considered necessary or appropriate as a prudent and knowledgeable investor to enable it to make an informed investment decision concerning the Coyote Oil Shares. Suncrest has made an investigation as to the merits and risks of its acquisition of the Coyote Oil Shares and has had the opportunity to ask questions of, and has received satisfactory answers from, the officers and directors of Coyote Oil concerning Coyote Oil, the Coyote Oil Shares and related matters, and has had an opportunity to obtain additional information necessary to verify the accuracy of such information and to evaluate the merits and risks of the proposed acquisition of the Coyote Oil Shares.

      3.22 Suncrest Schedules. Suncrest has delivered to Coyote Oil the following items pertaining to Suncrest, listed below, hereafter referred to as the "Suncrest Schedules", which is hereby incorporated by reference and made a part hereof. A certification has been executed by a duly authorized officer of Suncrest on or about the date which the Plan is executed to certify that the Suncrest Schedules are true and correct.

            (a) Copy of Articles of Incorporation and any amendments, and Bylaws;

            (b)  Financial statements;

            (c)  Shareholder list;

            (d)  Resolutions of Directors approving Plan;

            (e) Officers' Certificate as required under Section 6.2 of the Plan;


                            Section 4

     Representations, Warranties and Covenants of Coyote Oil


      Coyote Oil Company, Inc. represents and warrants to, and covenants with, the Shareholders and Suncrest as follows:

      4.1 Corporate Status. Coyote Oil is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada incorporated on July 6, 1996. Coyote Oil has full corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business on all material respects as it is now being conducted. Included in the Coyote Oil schedules (defined below) are complete and correct copies of its Articles of Incorporation and Bylaws as in effect on the date hereof. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Coyote Oil's Articles of Incorporation or Bylaws. Coyote Oil has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise, to authorize the execution and delivery of this Plan.

      4.2 Capitalization. The authorized capital stock of Coyote Oil as of the date hereof consists of 20,000,000 common shares, $.001 par value. As of the date hereof there are 10,000,000 common shares of Coyote Oil issued and outstanding. The issued and outstanding common shares of Coyote Oil are fully paid, non-assessable shares. There are no outstanding options, warrants, obligations convertible into shares of stock, or calls or any understanding, agreements, commitments, contracts or promises with respect to the issuance of Coyote Oil's common stock.

      4.3 Undisclosed Liabilities. Coyote Oil has no liabilities or obligations which are material, individually or in the aggregate, that have not been disclosed in writing to Suncrest, other than those put forth in Coyote Oil's financial statements or as incurred in the ordinary course of Coyote Oil's business, and Coyote Oil expressly warrants to Suncrest that it has no liabilities or obligations either vested or contingent to its management of employees for payment of benefits or compensation of any type or manner.

      4.4 Indemnification. Coyote Oil agrees to indemnify and hold Suncrest and its shareholders harmless against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to all costs of defense and investigation and all attorney's fees), relating to, concerning or in any way arising from any and all undisclosed material obligations or liabilities of Coyote Oil. This indemnity agreement shall be in addition to any liability which Coyote Oil may otherwise have to Suncrest.

       4.5 Conduct of Business. Coyote Oil will use its best efforts to maintain and preserve its business organization, employee relationships and goodwill intact, and will not, without the prior written consent of Suncrest, enter into any material commitments except in the ordinary course of business.

      Coyote Oil agrees that Coyote Oil will conduct itself in the following manner pending the Closing:

            (a) Certificate of Incorporation and Bylaws. No change will be made in the Certificate of Incorporation or Bylaws of Coyote Oil.

            (b) Capitalization, etc. Coyote Oil will not make any change in its authorized or issued shares of any class, declare or pay any dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its shares of any class.

      4.6 Title to Property. Coyote Oil has good and marketable title to all of its properties and assets, real and personal, proprietary or otherwise, as will be reflected in the balance sheets of Coyote Oil, and the properties and assets of Coyote Oil are subject to no mortgage, pledge, lien or encumbrance, unless as otherwise disclosed in its financial statements.

      4.7 Litigation. There are no material actions, suits, or proceedings, pending, or, to the best knowledge of Coyote Oil, threatened by or against or affecting Coyote Oil at law or in equity, or before any governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; Coyote Oil does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, warrant, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

      4.8 Books and Records. From the date hereof, and for any reasonable period subsequent thereto, Coyote Oil and its present management will (I) give to Suncrest, or their duly authorized representatives, full access, during normal business hours, to all of its books, records, contracts and other corporate documents and properties so that Suncrest, or their duly authorized representatives, may inspect them; and (ii) furnish such information concerning the properties and affairs of Coyote Oil as Suncrest, or their duly authorized representatives, may reasonably request. Any such request to inspect Coyote Oil's books shall be directed to Coyote Oil's representative, at the address set forth herein under Section 10.4 Notices.

      4.9 Confidentiality. Until the Closing (and thereafter if there is no Closing), Coyote Oil and its representatives will keep confidential any information which they obtain from Suncrest concerning its properties, assets and the proposed business operations of Coyote Oil. If the terms and conditions of this Plan imposed on the parties hereto are not consummated on or before 5:00 p.m. MST on July 1, 2003 or otherwise waived or extended in writing to a date mutually agreeable to the parties hereto, Coyote Oil will return to Suncrest all written matter with regard to Suncrest obtained in connection with the negotiations or consummation of this Plan.

      4.10 Investment Intent. The Shareholders represent and covenant that they are acquiring the unregistered and restricted common shares of Suncrest to be delivered to them under this Plan for investment purposes and not with a view to the subsequent sale or distribution thereof, and as agreed, supra, the Shareholders, their successors and assigns agree to execute and deliver to Suncrest on the date of Closing or no later than the date on which the restricted shares are issued and delivered to the Shareholders, their assigns, or designees, an Investment Letter similar in form to that attached hereto as Exhibit B.

      4.11 Vote Required. The affirmative vote of the holders of at least a majority of the outstanding Coyote Oil Shares is the only vote of the holders of any class or series of Coyote Oil's capital stock necessary to approve and adopt this Plan.

      4.12 Unregistered Shares and Access to Information. Coyote Oil and the Shareholders understand that the offer and sale of Suncrest shares to be exchanged for the Coyote Oil Shares have not been registered with or reviewed by the securities and Exchange Commission under the Securities Act of 1933, as amended, or with or by any state securities law administrator, and no federal or state securities law administrator has reviewed or approved any disclosure or other material facts concerning Suncrest or Suncrest stock. Coyote Oil and the Shareholders have been provided with and reviewed all information concerning Suncrest and Suncrest shares, to be exchanged for the Coyote Oil Shares as they have considered necessary or appropriate as prudent and knowledgeable investors to enable them to make informed investment decisions concerning the Suncrest shares, to be exchanged for the Coyote Oil Shares. Coyote Oil and the Shareholders have made an investigation as to the merits and risks of their acquisition of the Suncrest shares, to be exchanged for the Coyote Oil Shares and have had the opportunity to ask questions of, and have received satisfactory answers from, the officers and directors of Suncrest concerning Suncrest shares to be exchanged for the Coyote Oil Shares and related matters, and have had an opportunity to obtain additional information necessary to verify the accuracy of such information and to evaluate the merits and risks of the proposed acquisition of the Suncrest shares to be exchanged for the Coyote Oil Shares.

      4.13 Title to Shares. The Shareholders are the beneficial and record owners, free and clear of any liens and encumbrances, of whatever kind or nature, of all of the Coyote Oil Shares of whatever class or series, which the Shareholders have contracted to exchange under this Agreement.

      4.14   Contracts.

            (a) Except for the contracts set forth in the Coyote Oil Schedules, Coyote Oil is not a party to any other license agreements, material contracts, written or oral, nor is Coyote Oil a party to any franchise agreements or other commitments.

            (b) Except as may be set forth in the Coyote Oil Schedules, Coyote Oil is not a party to any contract, agreement, corporate restriction, or subject to any judgment, order, writ, injunction, decree, or award, which materially and adversely affect the business, operations, properties, assets, or conditions of Coyote Oil.

            (c) Except as set forth in the Coyote Oil Schedules, Coyote Oil is not a party to any material oral or written (I) contract for employment of any officer which is not terminable on 30 days (or less) notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance, or any other retirement plan or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended, or otherwise covered; (iii) agreement providing for the sale, assignment or transfer of any of its rights, assets or properties, whether tangible or intangible, except sales of its property in the ordinary course of business with a value of less than $10,000; or (iv) waiver of any right of any value which in the aggregate is extraordinary or material concerning the assets or properties scheduled by Coyote Oil, except for adequate value and pursuant to contract. Coyote Oil has not entered into any material transaction which is not listed in the Coyote Oil Schedules or reflected in the Coyote Oil financial statements.

      4.15 Material Contract Defaults. Coyote Oil is not in default in any material respect under the terms of any contract, agreement, lease or other commitment which is material to the business, operations, properties or assets, or condition of Coyote Oil, and there is no event of default or event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Coyote Oil has not taken adequate steps to prevent such default from occurring, or otherwise compromised, reached a satisfaction of, or provided for extensions of time in which to perform under any one or more contract obligations, among others.

      4.16 Conflict with Other Instruments. The consummation of the within transactions will not result in the breach of any term or provision of, or constitute a default under any indenture, mortgage, deed of trust, or other material agreement or instrument to which Coyote Oil was or is a party, or to which any of its assets or operations are subject, and will not conflict with any provision of the Articles of Incorporation or Bylaws of Coyote Oil.

      4.17 Governmental Authorizations. Coyote Oil is in good standing in the State of Nevada. Except for compliance with federal and state securities laws, no authorization, approval, consent or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Coyote Oil of this Plan and the consummation by Coyote Oil of the transactions contemplated hereby.

      4.18 Compliance with Laws and Regulations. Coyote Oil has complied with all applicable statutes and regulations of any federal, state, or other applicable jurisdiction or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Coyote Oil or except to the extent that noncompliance would incur any material liability, not otherwise disclosed to Suncrest.

      4.19 Approval of Plan. The Board of Directors of Coyote Oil have authorized the execution and delivery of this Plan by Coyote Oil and have approved the Plan and the transactions contemplated hereby. Coyote Oil has full power, authority, and legal right to enter into this Plan and to consummate the transactions contemplated hereby.

      4.20 Information. The information concerning Coyote Oil set forth in this Plan, and the Coyote Oil Schedules attached hereto, are complete and accurate in all material respects and do not contain, or will not contain, when delivered, any untrue statement of a material fact or omit to state a material fact the omission of which would be misleading to Suncrest in connection with this Plan.

      4.21 Coyote Oil Schedules. Coyote Oil has delivered to Suncrest the following items listed below, hereafter referred to as the "Coyote Oil Schedules", which is hereby incorporated by reference and made a part hereof. A certification has been executed by a duly authorized officer of Coyote Oil on or about the date which the Plan is executed to certify that the Coyote Oil Schedules are true and correct.

            (a)       Copy of Articles of Incorporation and Bylaws

            (b)      Financial Statements

            (c) A schedule setting forth the shareholders, together with the number of shares owned beneficially or of record by each (also attached as Exhibit A)

            (d)      Resolutions of Board of Directors approving Plan

            (e)      Consent of Shareholders approving Plan

                            Section 5

                        Special Covenants

      5.1 Coyote Oil Information Incorporated in Suncrest's Reports. Coyote Oil represents and warrants to Suncrest that all the information furnished under this Plan shall be true and correct in all material respects and that there is no omission of any material fact required to make the information stated not misleading. Coyote Oil agrees to indemnify and hold Suncrest harmless, including each of its Directors and Officers, and each person, if any, who controls such party, under any applicable law from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable law, or reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such actions insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement, intentional untrue statement, or intentional omission of a material fact contained in such information delivered hereunder. This indemnity shall only survive as long as specified within this agreement.

      5.2 Special Covenants and Representations Regarding the Exchanged Suncrest Stock. The consummation of this Plan and the transactions herein contemplated, including the issuance of the Suncrest shares in exchange for all of the issued and outstanding shares of Coyote Oil to the Shareholders constitutes the offer and sale of securities under the Securities Act and the applicable state statutes, which depend, inter alia, on the circumstances under which the Shareholders acquire such securities. Suncrest intends to rely on the exemption of the registration provision of Section 5 of the Securities Act as provided for under Section 4 (2) of the Securities Act of 1933, which states "transactions not involving a public offering", among others. Each Shareholder upon submission of his Coyote Oil Shares and the receipt of the Suncrest post-split shares exchanged therefor, shall execute and deliver to Suncrest a letter of investment intent to indicate, among other representations, that the Shareholder is exchanging the Coyote Oil Shares for Suncrest post-split shares for investment purposes and not with a view to the subsequent distribution thereof. A proposed Investment Letter is attached hereto as Exhibit B and incorporated herein by reference for the general use by the Shareholders, as they may determine.

      5.3 Action Prior to Closing. Upon the execution hereof until the Closing date, and the completion of the consolidated audited financial statements:

            (a) Coyote Oil and Suncrest will (I) perform all of its obligations under material contracts, leases, insurance policies and/or documents relating to its assets and business; (ii) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with existing potential customers and clients; and (iii) fully comply with and perform in all material respects all duties and obligations imposed on it by all federal and state laws and all rules, regulations, and orders imposed by all federal or state governmental authorities.

            (b) Neither Coyote Oil nor Suncrest will (I) make any change in its Articles of Incorporation or Bylaws except and unless as contemplated pursuant to Section 3 of this Plan; (ii) enter into or amend any contract, agreement, or other instrument of the types described in the parties' schedules, except that a party may enter into or amend any contract or other instrument in the ordinary course of business involving the sale of goods or services, provided that such contract does not involve obligations in excess of $10,000.

                            Section 6

              Conditions Precedent to Obligations of
                 Coyote Oil and the Shareholders

      All obligations of Coyote Oil and the Shareholders under this Plan are subject to the satisfaction, on or before the Closing date, except as otherwise provided for herein, or waived or extended in writing by the parties hereto, of the following conditions:

      6.1 Accuracy of Representations. The representations and warranties made by Suncrest in this Plan were true when made and shall be true as of the Closing date (except for changes therein permitted by this Plan) and have the same force and effect as if such representations and warranties were made at and as of the Closing date; and, Coyote Oil shall have performed and complied with the terms and conditions of this Plan prior to the Closing. Coyote Oil and its shareholders shall have been furnished with a certificate, signed by a duly authorized executive officer of Suncrest and dated the Closing date, to the foregoing effect.

      6.2 Officers' Certificate. Coyote Oil and the Shareholders shall have been furnished with a certificate dated the Closing date and signed by a duly authorized executive officer of Suncrest, to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Suncrest, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Plan, or which might result in any material adverse change in the assets, properties, business, or operations of Suncrest.

      6.3 No Material Adverse Change. Prior to the Closing date, there shall have not occurred any material adverse change in the condition, business or operations of Suncrest, nor shall any event have occurred which, with lapse of time or the giving of notice or both, may cause or create any material adverse change in the financial condition, business or operations of Suncrest, except as otherwise disclosed to Coyote Oil.

      6.4 Opinion of Counsel of Suncrest. Suncrest shall furnish to Coyote Oil and the Shareholders an opinion dated as of the Closing date and in form and substance satisfactory to Coyote Oil and the Shareholders to the effect that:

            (a) Suncrest is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and with all requisite corporate power to perform its obligations under this Plan.

            (b) The business of Suncrest, as presently conducted, including, upon the consummation hereof, the ownership of all of the issued and outstanding shares of Coyote Oil, does not require it to register it to do business as a foreign corporation in any jurisdiction other than under the jurisdiction of its Articles of Incorporation or Bylaws and Suncrest has complied to the best of its knowledge in all material respects with all the laws, regulations, licensing requirements and orders applicable to its business activities and has filed with the proper authorities, including the Department of Commerce, Division of Corporations, and Secretary of State for the State of Nevada, all statements and reports required to be filed.

            (c) To the best knowledge of such counsel, the authorized and outstanding capital stock of Suncrest as set forth in Section 3.2 above, and all issued and outstanding shares have been duly and validly authorized and issued and are fully paid and non-assessable.

            (d) There are no material claims, suits or other legal proceedings pending or threatened against Suncrest in any court or before or by any governmental body which might materially affect the business of Suncrest or the financial condition of Suncrest as a whole and no such claims, suits or legal proceedings are contemplated by governmental authorities against Suncrest.

            (e) To the best knowledge of such counsel, the consummation of the transactions contemplated by this Plan will not violate or contravene the provisions of the Articles of Incorporation or Bylaws of Suncrest, or any contract, agreement, indenture, mortgage, or order by which Suncrest is bound.

            (f) This Plan constitutes a legal, valid and binding obligation of Suncrest enforceable in accordance with its terms, subject to the affect of any bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and general principles of equity.

            (g) The execution and delivery of this Plan and the consummation of the transactions contemplated hereby have been ratified by a majority of the Shareholders of Suncrest and have been duly authorized by its Board of Directors.

            (h) Suncrest has not, nor will it undertake any action, the result of which would endanger the tax-free nature of the Plan.

      6.5 Other Items. Coyote Oil and the Shareholders shall have received such further documents, certifications or instruments relating to the transactions contemplated hereby as Coyote Oil and the Shareholders may reasonably request.

                            Section 7

         Conditions Precedent to Obligations of Suncrest


      All obligations of Suncrest under this Plan are subject, at its option, to the fulfillment, before the Closing, of each of the following conditions:

      7.1 Accuracy of Representations. The representations and warranties made by Coyote Oil and the Shareholders under this Plan were true when made and shall be true as of the Closing date (except for changes therein permitted by this Plan) and have the same force and effect as if such representations and warranties were made at and as of the Closing date; and Suncrest shall have performed and complied with the terms and conditions of this Plan prior to the Closing, unless waived or extended in writing by the parties hereto. Coyote Oil and its shareholders shall have been furnished with a certificate, signed by a duly authorized executive officer of Coyote Oil and dated the Closing date, to the foregoing effect.

      7.2 Officers' Certificate. Suncrest shall have been furnished with a certificate dated the Closing date and signed by a duly authorized executive officer of Coyote Oil, to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Coyote Oil, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Plan, or which might result in any material adverse change in the assets, properties, business, or operations of Coyote Oil.

      7.3 No Material Adverse Change. Prior to the Closing date, there shall have not occurred any material adverse change in the final condition, business or operations of Suncrest, nor shall any event have occurred which, with lapse of time or the giving of notice or both, may cause or create any material adverse change in the financial condition, business or operations of Coyote Oil, except as otherwise disclosed to Suncrest.

      7.4 Other Items. Suncrest shall have received such further documents, certifications or instruments relating to the transactions contemplated hereby as Suncrest may reasonably request.

      7.5 Execution of Investment Letter. The Shareholders shall have executed and delivered copies of Exhibit B to Suncrest.

                            Section 8

                           Termination

      8.1 Termination by Coyote Oil or the Shareholders. This Plan may be terminated at any time prior to the Closing date by action of Coyote Oil or the Shareholders, if Suncrest shall fail to comply in any material respect with any of the covenants or agreements contained in this Plan, or if any of its representations and warranties contained herein shall be inaccurate in any material respect.

      8.2 Termination by Suncrest. This Plan may be terminated at any time prior to the Closing date by action of Suncrest if Coyote Oil shall fail to comply in any material respect with any of the covenants or agreements contained in this Plan, or if any of its representations or warranties contained herein shall be inaccurate in any material respect.

      8.3  Termination by Mutual Consent

            (a) This Plan may be terminated at any time prior to the Closing date by mutual consent of Suncrest, expressed by action of its Board of Directors, Coyote Oil or the Shareholders.

            (b) If this Plan is terminated pursuant to Section 8, this Plan shall be of no further force and effect and no obligation, right or liability shall arise hereunder. Each party shall bare its own costs in connection herewith.

            (c) If the Plan is terminated pursuant to Section 8, the parties hereto shall sign non-disclosure agreements which shall survive the cancellation of the Plan.

                            Section 9

                   Shareholders' Representative

      The Shareholders hereby irrevocably designate and appoint John Peters as their agent and attorney in fact (the "Shareholders' Representative") with full power and authority until the Closing to execute, deliver and receive on their behalf all notices, requests and other communications hereunder; to fix and alter on their behalf the date, time and place of the Closing; to waive, amend or modify any provisions of this Plan and to take such other action on their behalf in connection with this Plan, the Closing and the transactions contemplated hereby as such agent deems appropriate; provided, however, that no such waiver, amendment or modification may be made if it would decrease the number of shares to be issued to the Shareholders under Section 1 hereof or increase the extent of their obligation to Suncrest hereunder, unless agreed in writing by the Shareholders.

                            Section 10

                        General Provisions

      10.1 Further Assurances. At any time after the Closing date, each party will execute and deliver such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of the Plan.

      10.2 Payments of Estimated Costs and Fees. Suncrest and Coyote Oil mutually determine and agree that Suncrest shall pay the actual costs and fees incurred by any party hereto in connection with the execution and consummation of the Plan.

      10.3 Press Release and Shareholders' Communications. On the date of Closing, or as soon thereafter as practicable, Coyote Oil and the Shareholders shall cause to have promptly prepared and disseminated a news release concerning the execution and consummation of the Plan, such press release and communication to be released promptly and within the time required by the laws, rules and regulations as promulgated by the United States Securities and Exchange Commission, and concomitant therewith to cause to be prepared a full and complete letter to Suncrest's shareholders which shall contain information required by Regulation 240.14f-1 as promulgated under Section 14(f) as mandated under the Securities and Exchange Act of 1934, as amended.

      10.4 Notices. All notices and other communications required or permitted hereunder shall be sufficiently given if personally delivered, sent by registered mail, or certified mail, return receipt requested, postage prepaid, or by facsimile transmission addressed to the following parties hereto or at such other addresses as follows:

If to Suncrest:                          Suncrest Global Energy Corp.
                                         3353 South Main Street, Suite 584
                                         Salt Lake City, Utah 84115
                                         Fax: 801-364-5645

If to Coyote Oil (InCoyote Oil) or       Coyote Oil Corporation
shareholder of Coyote Oil:               525 South 300 East
                                         Salt Lake City, Utah 84111

or at such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, sent by facsimile transmission, or telegraphed.

      10.5 Entire Agreement. This Plan represents the entire agreement between the parties relating to the subject matter hereof, including any previous letters of intent, understandings, or agreements between Suncrest, Coyote Oil and the Shareholders with respect to the subject matter hereof, all of which are hereby merged into this Plan, which alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. Excepting the foregoing agreement, there are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein with respect to the subject matter hereof.

      10.6 Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, except to the extent preempted by federal law, in which event (and to that extent only) federal law shall govern.

      10.7 Tax Treatment. The transaction contemplated by this Plan is intended to qualify as a "tax-free" reorganization under the provisions of
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. Coyote Oil and Suncrest acknowledge, however, that each are being represented by their own tax advisors in connection with this transaction, and neither has made any representations or warranties to the other with respect to treatment of such transaction or any part or effect thereof under applicable tax laws, regulations or interpretations; and no attorney's opinion or tax revenue ruling has been obtained with respect to the tax consequences of the transactions contemplated by the within Plan.

      10.8 Amendment of Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently or separately, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, therefore, or thereafter occurring or existing. Any time prior to the expiration of thirty
(30) days from the date hereof, this Plan may be amended in writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Plan may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

      10.9 Counterparts. This Plan may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which together shall constitute one and the same instruments.

      10.10 Headings. The section and subsection headings in this Plan are inserted for convenience only and shall not effect in any way the meaning or interpretation of the Plan.

      10.11 Parties in Interest. Except as may be otherwise expressly provided herein, all terms and provisions of this Plan shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal and legal representatives, and assigns.

      IN WITNESS WHEREOF, the parties have executed this Plan and Agreement of Reorganization effective the day and year first set forth above.


    [The remainder of this page was intentionally left blank]


                    [Signature page to follow]

                               Suncrest Global Energy Corp.
Attest:

/s/ April Marino               /s/ Jeanne Ball
_____________________      By: _________________________
                               Its President - Jeanne Ball



                               Coyote Oil Company, Inc.
Attest:

/s/ April Marino               /s/ John Peters
_____________________       By: _________________________
                                Its President - John Peters

                               SHAREHOLDERS:
Attest:

_____________________       By: __________________________


Attest:

_____________________       By: __________________________


Attest:

_____________________       By: __________________________


Attest:

_____________________       By: __________________________


Attest:

_____________________       By: __________________________


Attest:

_____________________       By: __________________________